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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               POPE & TALBOT, INC.
          -----------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
          -----------------------------------------------------------
                         (Title of Class of Securities)


                                    732827100
          -----------------------------------------------------------
                                 (CUSIP Number)


                                JANUARY 30, 2008
          -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

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     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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

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CUSIP NO. 732827100                           13G             PAGE 2 OF 7 PAGES
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  1     NAME OF REPORTING PERSON:
        DURHAM ASSET MANAGEMENT L.L.C.
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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                      (b)  [X]

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  3     SEC USE ONLY

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  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
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                        5     SOLE VOTING POWER
     NUMBER OF                0
      SHARES         -----------------------------------------------------------
   BENEFICIALLY         6     SHARED VOTING POWER
       OWNED                  0
        BY           -----------------------------------------------------------
       EACH             7     SOLE DISPOSITIVE POWER
     REPORTING                0
      PERSON         -----------------------------------------------------------
       WITH:            8     SHARED DISPOSITIVE POWER
                              0
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  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
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  10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

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  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
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  12     TYPE OF REPORTING PERSON*
         IA

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

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CUSIP NO. 732827100                           13G             PAGE 3 OF 7 PAGES
--------------------                                         -------------------

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  1     NAME OF REPORTING PERSON:
        T. K. DUGGAN
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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                      (b)  [X]
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  3     SEC USE ONLY

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  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
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                        5     SOLE VOTING POWER
     NUMBER OF                0
      SHARES          ----------------------------------------------------------
   BENEFICIALLY         6     SHARED VOTING POWER
       OWNED                  0
        BY            ----------------------------------------------------------
       EACH             7     SOLE DISPOSITIVE POWER
     REPORTING                0
      PERSON          ----------------------------------------------------------
       WITH:            8     SHARED DISPOSITIVE POWER
                              0
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  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------

 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

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 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
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 12     TYPE OF REPORTING PERSON*
        IN, HC

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

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CUSIP NO. 732827100                           13G             PAGE 4 OF 7 PAGES
-------------------                                          -------------------

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  1     NAME OF REPORTING PERSON:
        CHRISTOPHER MACKEY
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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                      (b)  [X]

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  3     SEC USE ONLY

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  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
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                        5     SOLE VOTING POWER

     NUMBER OF                0
      SHARES         -----------------------------------------------------------
   BENEFICIALLY         6     SHARED VOTING POWER
       OWNED                  0
        BY           -----------------------------------------------------------
       EACH             7     SOLE DISPOSITIVE POWER
     REPORTING                0
      PERSON         -----------------------------------------------------------
       WITH:            8     SHARED DISPOSITIVE POWER
                              0
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  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
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 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
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 12     TYPE OF REPORTING PERSON*
        IN, HC

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



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CUSIP NO. 732827100                           13G              PAGE 5 OF 7 PAGES
-------------------                                          -------------------

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ITEM 1(a).    NAME OF ISSUER:

              Pope & Talbot, Inc. ("P&T")

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                1500 SW First Avenue, Suite 200
                Portland, OR  97201

ITEM 2(a).    NAME OF PERSON FILING:

              This Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons"):

                (i)   Durham Asset Management L.L.C. ("Durham")
               (ii)   T. K. Duggan
              (iii)   Christopher Mackey

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              The principal business office of the Reporting Persons filing this
Schedule 13G is located at 680 Fifth Avenue, 22nd Floor, New York, NY 10019.

ITEM 2(c).    CITIZENSHIP:

                Durham                       Delaware limited liability company
                T. K. Duggan                 United States
                Christopher Mackey           United States

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock

ITEM 2(e).    CUSIP NUMBER:

                732827100
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


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CUSIP NO. 732827100                           13G              PAGE 6 OF 7 PAGES
-------------------                                          -------------------

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ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
(C) CHECK WHETHER THE PERSON FILING IS: ONE OF THE FOLLOWING

          Durham is an investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E), and Messrs. Duggan and Mackey are both control persons of Durham in accordance with Rule 13d-1(b)(1)(ii)(G).


ITEM 4.   OWNERSHIP:

          The information in items 1 and 5 through 11 on the cover pages (pp. 2-5) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. |X|

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          The information in item 3 is hereby incorporated by reference.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

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CUSIP NO. 732827100                           13G              PAGE 7 OF 7 PAGES
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ITEM 10.      CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2008


      DURHAM ASSET MANAGEMENT L.L.C.*       T. K. DUGGAN*

      By: Christopher Mackey ,
          its Managing Principal


          /s/ Christopher Mackey            /s/ T. K. Duggan
          -----------------------------    ---------------------------
          Christopher Mackey                T. K. Duggan







          CHRISTOPHER MACKEY*



          /s/ Christopher Mackey
          -----------------------------
          Christopher Mackey








* THE REPORTING PERSONS DISCLAIM BENEFICIAL OWNERSHIP IN THE SHARES REPORTED HEREIN EXCEPT TO THE EXTENT OF THEIR PECUNIARY INTEREST THEREIN.

                                    EXHIBIT A

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a statement on Schedule 13G and all amendments thereto with respect to the Common Stock of Pope & Talbot, Inc. beneficially owned by each of them, and the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: February 12, 2008



             DURHAM ASSET MANAGEMENT L.L.C.

             By:    Christopher Mackey,
                    its Managing Principal


                                   /s/ Christopher Mackey
                                  ----------------------------------------------
                                   Christopher Mackey



            T. K. DUGGAN



                          /s/ T. K. Duggan
                         -------------------------------------------------------
                          T. K. Duggan







            CHRISTOPHER MACKEY



                          /s/ Christopher Mackey
                         -------------------------------------------------------
                          Christopher Mackey